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                                                                     Exhibit 3.1

      3.2. Notification of Nominations. Subject to the rights of the holders of any Preferred Stock, nominations for the election of directors may be made by the Board of Directors or by any stockholder entitled to vote for the election of directors. Any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors by giving timely notice thereof in proper written form to the secretary. To be timely, notice shall be delivered to or mailed and received at the principal executive offices not less than 75 days nor more than 105 days prior to the meeting; provided, however, that in the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to the stockholders, to be timely, notice by the stockholder must be received at the principal executive offices not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. To be in proper written form, a stockholder's notice shall set forth in writing (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected and (ii) as to the stockholder giving notice (x) the name and address, as they appear on the corporation's books, of such stockholder, (y) the class and number of shares of the corporation which are beneficially owned by such stockholder and (z) documentation satisfactory to the Secretary of the corporation evidencing that the stockholder giving notice has, for a period of not less than one year, been the record or beneficial owner of capital stock of the corporation representing in the aggregate not less than 1% of the outstanding shares entitled to vote in the election of directors. At the request of the board of directors, any person nominated by the board of directors for election as a director shall furnish to the secretary the information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. In the event that a stockholder seeks to nominate one or more directors, the secretary shall appoint one or more inspectors to determine whether a stockholder has complied with this Section
3.2. If the inspectors determine shall determine that a stockholder has not complied with this Section 3.2, the inspectors shall direct the chairman of the meeting to declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the by-laws, and the chairman shall so declare to the meeting and the defective nomination shall be disregarded.